SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 23, 2002

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National	Delaware	94-3316236
Energy Group, Inc.

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800

(Registrant’s telephone number, including area code)

Item 5. Other Events

This current report on Form 8-K includes forward-looking statements, including projections, that are necessarily subject to various risks and uncertainties. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. These statements should be read in conjunction with the forward-looking statement factors set forth in the Management Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q Quarterly Report of PG&E NEG for the quarter ended June 30, 2002.

Extension of Revolving Credit Facility Expiration Date

In its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2002, PG&E NEG stated that its $750 million 364-day revolving credit facility was scheduled to expire and be renewed on August 22, 2002. On August 22, 2002, PG&E NEG and the lenders under the revolving credit facilities entered into an amendment to the credit facilities which extended the expiration and renewal date to October 21, 2002, and reduced the commitments under the 364-day facility to $500 million. In addition, over the extension term, the amendment (i) reduced the amount available to borrow under the 364-day facility to $431 million which is the amount outstanding as of August 22, 2002 and (ii) reduced the amount available to borrow under the two-year facility to $279 million which is the amount outstanding as of August 22, 2002. Draws above these amounts are available with 100 percent lender approval. PG&E NEG believes that these restrictions will not prevent it from meeting its liquidity commitments during the extension period.

Updated Potential Sources and Uses of Cash

As a result of the changes to the NEG revolving credit facilities and PG&E NEG’s ongoing review of its potential sources and uses of cash, PG&E NEG has revised certain of its projections set forth in a table in its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2002 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Financial Resources”). Although the potential sources and uses of cash in this table represented an estimate for an entire year, PG&E NEG expects to undertake a significant debt restructuring effort over the next 60 days. Since PG&E NEG is unable to predict the outcome of such debt restructuring efforts, the table set forth below covers only the period from August 21, 2002 through October 31, 2002. These projections are calculated as if the 364-day revolving credit facility does not expire prior to October 31, 2002, and do not include any changes resulting from the implementation of any debt restructuring or other sales or reorganization of existing operations.

These projections represent sources and uses of cash at various NEG and subsidiary entities. While these entities are subject to certain restrictions with respect to distributions of cash, in the aggregate the sources described are expected to be available for the expected uses in compliance with these restrictions.

PG&E National Energy Group Projected Cash Management — Potential Sources and
Uses of Cash
August 21, 2002 through October 31, 2002

($ millions)
Sources of Cash
Unrestricted cash on hand at NEG and various subsidiaries
at August 20, 2002	557
Estimated distributions and dividends from PG&E NEG subsidiaries
through October 31, 2002	117
Available capacity under $500 million 2-year revolver
expiring August 23, 2003 (1)	—
Available capacity under $500 million 364-day revolver
expiring October 21, 2002 (2)	—
Available capacity under USGen New England
$100 million credit facility	13
Available capacity under PG&E Gas Transmission,
Northwest Corporation (“PG&E GTN”) $125 million facility	125
Available capacity under other credit facilities with $120 million capacity	12

Total Potential Sources of Cash	824

Total Potential Sources of Cash excluding PG&E GTN (3)	699

Uses of Cash
Operating and debt service costs	49
Capital requirements for current construction program	272
Scheduled principal payment under equipment revolver	16
Collateral requirements to cover current exposure
in trading and asset businesses (4)	203
Equity funding requirement on La Paloma project
due to ratings downgrades	23

Total Potential Uses	563

Net Liquidity Position	262

Net Liquidity Position excluding PG&E GTN (3)	137

(1)  The two-year revolver facility is currently limited to a total outstanding amount of $278.7 million unless additional letters of credit are approved by 100 percent of the lenders.

(2)  The 364-day revolver facility was extended for 60 days on August 22, 2002. The amount currently outstanding under this facility is $431 million. No additional draws are permitted without 100 percent lender approval.

(3)  PG&E GTN debt capacity is separately identified because recent Federal Energy Regulatory Commission proposed rule changes and certain ring-fencing restrictions may limit availability to affiliates.

(4)  Covers pipeline transport, gas storage, and power pool collateral requirements and exposure for all trading agreements having financial covenants for below investment grade entities, net of collateral provided from July 31, 2002 through August 20, 2002 ($196 million). This estimate will change with changes in the prices of the underlying commodities.

From July 31 through August 20, 2002, PG&E NEG posted collateral in the form of cash or letters of credit totaling approximately $196 million to cover exposure under guarantees which were triggered as a result of the ratings actions taken by S&P and Moody’s on July 31 and August 5, 2002, respectively. This amount has reduced the potential use of cash for collateral requirements from the amount previously disclosed of $399 million. As identified above, we estimate our remaining exposure to be approximately $203 million.

The actual calls on PG&E NEG’s liquidity will depend largely upon counterparties’ reactions to the ratings downgrades, the continued performance of PG&E NEG companies under the underlying agreements and the counterparties’ other commercial considerations. In the past, PG&E NEG has been able to negotiate acceptable arrangements and reduce its overall exposure to counterparties when PG&E NEG or its counterparties have faced similar situations. However, PG&E NEG cannot quantify with any certainty the actual future calls on its liquidity and there can be no assurance that PG&E NEG can continue to negotiate acceptable arrangements in the current circumstances.

On August 8, 2002, PG&E NEG replaced the ratings triggers contained in $545 million of guarantees for the performance of the contractors building the Harquahala and Covert power projects with financial covenants that are consistent with those contained in PG&E NEG’s revolving credit and other loan facilities. These covenants include requirements to exceed a specified cash flow to fixed charges ratio and a specified net worth as well as to maintain less than a specified total debt to total capitalization ratio and are set forth in PG&E NEG’s revolving credit agreement filed as Exhibit 10.21 to PG&E NEG’s 2001 Annual Report on Form 10-K. PG&E NEG is currently in compliance with these covenants.

By letter dated August 7, 2002, Liberty Electric Power, LLC (“Liberty”) provided notice to PG&E Energy Trading — Power, L.P. (“PGET”) that the downgrade of PG&E NEG constituted a material adverse change under the tolling agreement between PGET and Liberty and that PGET was required to post replacement security or an event of default under the tolling agreement would arise within 10 business days. PGET has not posted replacement security. This notice by Liberty is not expected to impact other agreements of PG&E NEG. PGET had previously provided guarantees from PG&E NEG and PG&E GTN each in the amount of $150 million. Under the terms of the tolling agreement, Liberty may issue a termination notice and immediately cease performance and/or withhold any payments. If the agreement is terminated, Liberty must in good faith calculate the gains, losses, and costs resulting from the termination and must provide this determination to PGET. If PGET disputes the determination, it may submit the matter to arbitration. PGET has submitted to Liberty a proposal to replace the guarantees’ ratings triggers with a covenant package similar to that implemented for PG&E NEG’s debt facilities. To date, Liberty has neither accepted the proposal nor sent a notice of termination.

PG&E NEG is continuing to explore options to raise equity, lower debt, and reduce ongoing guarantee and working capital requirements. These options include, but are not limited to, sales of assets and businesses, debt restructuring, and reorganization of existing operations. The implementation of most of these options would be subject to obtaining necessary lender approvals and would require compliance with PG&E NEG’s other agreements and applicable laws and regulations.

PG&E Corporation Loan Agreement

PG&E Corporation, parent company of PG&E National Energy Group, Inc. (“PG&E NEG”), is party to a credit agreement which requires, among other things, that PG&E NEG maintain an investment grade rating with either Standard & Poor’s (“S&P”) or Moody’s Investor Services, Inc. (“Moody’s”). On August 22, 2002, PG&E Corporation obtained a waiver of this requirement through August 30, 2002. In connection with this waiver, PG&E Corporation agreed, among other things, that through August 30, 2002, PG&E Corporation would not permit, without its lenders’ consent, PG&E NEG to sell any of its assets, except for certain sales in the ordinary course of business, or to incur additional indebtedness except for (i) draws under PG&E NEG’s current credit facilities, (ii) hedging and guarantees of hedging in the ordinary course of business, and (iii) other indebtedness incurred in the ordinary course of business up to an aggregate amount of $75 million.

Item 7. Exhibits

10.1 First Amendment to Credit Agreement, dated as of August 22, 2002, to the Amended and Restated Credit Agreement, dated as of August 22, 2001, among PG&E National Energy Group, Inc., JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Issuing Bank, the several lenders from time to time parties thereto, the Documentation Agents thereunder, the Syndication Agents thereunder, and JPMorgan Chase Bank, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC

By: /s/ Thomas G. Boren Name: Thomas G. Boren Title: President and Chief Executive Officer

Dated: August 23, 2002

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